UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12
Terra Industries Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     On November 6, 2009, Terra Industries Inc. (the “Company”) began using the following presentation and posted it on the Company’s website (www.terraindustries.com):

Supplying Industry Cleaning the Air Feeding the World Title SubTitle Terra Industries Inc. Investor presentation November 2009

Forward- looking statements Certain statements in this communication may constitute “forward#]looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward#]looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward#]looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward#]looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward#]looking statements. In particular, statements about Terra’s projected financial performance and Terra’s plans or intentions regarding the completion of the Carseland acquisition and the benefits to Terra from such acquisition are forward#]looking statements and may not necessarily occur. Forward#]looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others: the risk that the closing of the Carseland acquisition, which is conditioned on the completion of Agrium Inc.’s unsolicited bid for CF industries Holdings, Inc., may not occur, risks related to potential acquisition transactions, changes in financial and capital markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in environmental and other government regulation, changes in agricultural regulations and changes in the securities trading markets. Additional information as to these factors can be found in Terra’s 2008 Annual Report/10#]K and in Terra’s subsequent Quarterly Reports on Form 10- Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements. This communication includes projected financial performance information from Terra’s 2010 financial plan. These projections are necessarily based upon a variety of estimates and assumptions, including published third- party forecasts for product selling prices and current basis- adjusted Nymex natural gas futures prices, which, though currently considered reasonable by Terra, may not be realized and are inherently subject, in addition to the specific ri sks identified above, to business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are beyond Terra’s control. There can be no assurance that the assumptions made in preparing the projected financial performance information will prove accurate. Accordingly, actual results may differ materially from the results projected. 1

Important additional information Important Information and Where to Find It On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102#]6000. Certain Information Concerning Participants Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10#]K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. 2

Executive summary Terra is a strong investment proposition with a robust near- term outlook and solid long- term prospects CF / Terra combination lacks compelling strategic rationale CF’s proposal is inadequate and opportunistic Terra’s highly qualified and independent Board is focused on delivering shareholder value 3

Supplying Industry Cleaning the Air Feeding the World Title SubTitle Terra Industries Inc. Terra is a strong investment proposition 4

Terra is a strong investment proposition with a robust near- term outlook and solid long- term prospects The leading pure- play nitrogen company Strong nitrogen industry fundamentals; well positioned to capture growth Urea Ammonium Nitrate (“UAN”) commands a premium; strong upside for industrial sector nitrogen Uniquely positioned to serve diesel exhaust fluid (“DEF”) customers Expected increase in U.S. natural gas supplies could transform the North American nitrogen industry 5

The leading pure- play nitrogen company 2008 revenue by Leading pure- play producer of nitrogen product mix fertilizer Other Urea 3% 4% Ammonium Nitrate Serves both agricultural and more 11% stable industrial customers UAN Ammonia — 48% Agricultural 15% Focus on higher margin products vs. ammonia and urea Ammonia — Industrial 19% Upgrades significant portion of ammonia capacity to higher value- 2008 revenue by added products customer mix Industrial 29% Facilities ideally located to take advantage of low- cost natural gas and favorable transportation costs Agricultural 71% 2008 revenue: $2,891 million 6

Strong nitrogen industry fundamentals Agricultural business is projected to grow over the next 10 years Nitrogen is required each year to fertilize crops, unlike phosphate and potash whose application can be discretionary Planted acres of corn in the United States (acres in millions) 91 90.5 90.0 90 89.0 89 (millions) 88 87.0 acres 87 86.0 Planted 86 85 84 83 2008/09E 2009/10E 2010/11E 2014/15E 2018/19E Nitrogen consumption is expected to be robust, driven by planted acres of corn Source: USDA. 7

Well positioned to capture growth Increased production to UAN, a high growth, flexible product Indexed North American Urea & UAN Volume (2003 = 100) Expanding Woodward facility UAN (fertilizer consumption + exports) capacity from 300,000 tons to 170 825,000 tons 160 9 Positions Terra to take advantage 150 of continued growth in UAN 140 130 UAN has been among the fastest-120 growing nitrogen products in North America 110 100 Technologies Terra Environmental is 90 focused on liquid urea sales into the fast- growing environmental sector 80 2003 2005 2007 2009E 2011E 2013E 2015E UAN Urea Source: Fertecon. 8

UAN commands a premium

Green Markets – Mid Cornbelt

($ per lb "N")



$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
–
Mar-00
Aug-01
Dec-02
Apr-04
Sep-05
Jan-07
May-08
Sep-09
China raises export tariff on Urea to 135%
Strong demand from India and Pakistan tightens global supply
Abnormal trading activity and unusual exports provoked by ongoing delays in U.S. harvest / inventory restocking
UAN
Urea
Ammonia

Terra will profit as the UAN premium returns in 2010 and beyond

Source: Green Markets.

9

Strong upside for industrial sector nitrogen Growing environmental and stable margin industrial businesses Environmental technologies Industrial chemicals 9 Leader in NOx abatement reagents 9Leading North American producer of ammonia and derivatives such as: 9 The leading North American DEF producer • Ammonium nitrate as a blasting product for mining applications 9 Dedicated DEF production capacity • Nitric Acid as a raw material for nylon fibers, polyurethane foams, 9 Dedicated technical team specialty fibers, and other nitrogen products 9 Full supply chain oversight Growth driven by increased Stable margin emission reduction requirements business 10

Uniquely positioned to serve DEF customers Fast growing demand 9 By 2018, Terra expects U.S. demand to be ~2.5 million tons of urea equivalent 9 Terra expects to be a leading provider to DEF customers Domestic production preferred due to quality requirements 9 Liquid product expensive to transport due to water content 9 Granular product uses formaldehyde as a stabilizer, which fouls catalyst systems Contribution to bottom line 9 Margins generally better than agricultural and other industrial margins 9 Terra expects $400- $500 million in related new annual revenues by 2015 Significant upside from DEF not reflected in CF’s current proposal 11

Expected increase in U.S. natural gas supplies could transform the North American nitrogen industry CERA – Historical and projected gas prices ($ / mmbtu) $16.00 $14.00 $12.00 $10.00 $8.00 $6.00 $4.00 $2.00 – Jan- 05 Jan- 08 Jan- 11 Jan- 14 Jan- 17 Jan- 20 Source: HIS Cambridge Energy Research Associates; Platts Gas Daily historical data. 12

Recent developments On September 24, 2009, Terra announced that it intends to return cash to its shareholders through a special cash dividend of $7.50 per share (~$750 million) 9 Announced declaration of dividend on October 29, 2009; dividend will be paid on December 11, 2009 to shareholders of record as of November 23, 2009 On October 19, 2009, Terra announced that it had signed an agreement to acquire a 50% interest in Agrium Inc.’s Carseland, Alberta, Canada nitrogen production assets and certain U.S. assets for approximately $250 million 9 High quality facility: low gas costs; attractive product pricing 9 Increases exposure to manufacturing of upgraded ammonia- based products 9 Capacity to produce approximately 590,000 short tons of ammonia and approximately 750,000 short tons of granular urea per year 9 Attractive valuation – unique opportunity 9 Expected to be immediately accretive to Terra’s shareholders 9 Transaction subject to certain conditions and contingencies, including Agrium’s completion of its proposed acquisition of CF On October 26, 2009, Terra Capital, Inc. announced the closing of its private offering of $600 million aggregate principal amount of 7.75% Senior Notes due 2019 9 Use of proceeds to redeem existing Senior Notes due 2017, fund special cash dividend payment and fund Carseland acquisition 9 Successful, over 2x oversubscribed offering 9 More flexible covenant package relative to the prior Senior Notes due 2017 13

Supplying Industry Cleaning the Air Feeding the World Title SubTitle Terra Industries Inc. CF / Terra combination lacks compelling strategic rationale 14

CF / Terra combination lacks compelling strategic rationale Terra has consistently expressed the lack of strategic logic of the CF / Terra transaction Terra shareholders would own approximately 17% of the pro forma company Terra is uniquely positioned to obtain selling price premiums and advantaged cost gas CF lacks meaningful scale in phosphate fertilizer Increased phosphate (DAP) supply going forward is expected to decrease prices CF’s phosphate segment has benefitted from a temporary profit spike CF has a mixed track record with new ventures and strategic direction is inconsistent 15

Terra has consistently expressed the lack of strategic logic of the CF / Terra transaction CF and Terra have entered into many discussions over the course of their history regarding a combination Each time, Terra has determined that a combination with CF does not make strategic sense and is not beneficial to Terra shareholders 9 In 2004, Terra decided to pursue the acquisition of Mississippi Chemical instead 9 In 2007, CF initiated discussions with Terra, which Terra decided not to pursue Terra has concluded that the industrial and strategic logic of a combination with CF has not been compelling at any time and the value proposition was insufficient to merit further discussions 16

Terra shareholders would own approximately 17% of the pro forma company Terra CF Nitrogen Terra is a leading pure- play producer of nitrogen fertilizer 2008 revenue by product mix Other Urea Ammonia - 3% Upgrades significant portion of 4% Agricultural Ammonium Nitrate UAN ammonia capacity to higher value- 23% 11% 30% added products UAN Ammonia — 48% Focuses on higher margin products Agricultural vs. ammonia and urea 15% Serves both agriculture and more Ammonia — Urea Industrial 47% stable industrial customers 19% Terra’s more stable and higher margin product portfolio would be 2008 revenue by customer mix diluted by a transaction with CF Industrial Shifts Terra’s business focus away 29% from high growth UAN and ammonium nitrate towards urea and ammonia Agricultural Reduces Terra’s diversification and Agricultural 100% increases exposure to agricultural 71% cyclicality 2008 revenue: $2,891 million 2008 nitrogen revenue: $2,591 million Source: Terra management and CF filings. 17

Terra is uniquely positioned to obtain selling price premiums and advantaged cost gas Terra has deliberately located its core manufacturing assets away from the U.S. Gulf Coast, where import competition is most severe 65% of Terra’s total North American ammonia production volume is located inland or in gas advantaged regions vs. CF’s 27% Average premium for UAN for Mid Continent vs. Gulf pricing was $39 per ton from January 1, 2004 to September 30, 2009 Trinidad and Tobago and United Kingdom Terra Production CF Nitrogen Production Natural gas at basis advantage to Henry Hub Terra’s production facilities are ideally located to serve the Cornbelt Source: Terra management, CF filings and Fertecon. Notes: Shaded states indicate the Cornbelt. The percentage of Terra’s total ammonia production volume located inland or in gas advantaged countries includes the proposed Carseland joint venture. 18

CF lacks meaningful scale in phosphate fertilizer With a 2% share of global capacity, CF lacks the scale to remain a significant player in the phosphate market Global North American phosphoric acid capacity phosphoric acid capacity Mosaic 9% Other 7% Agrium 7% OCP 7% J.R. Simplot Mosaic 44% PotashCorp 5% Company 8% GCT 3% Ammophos 2% CF 10% OCFL 2% CF 2% Other 70% PotashCorp 24% Domestic phosphate consumption has remained flat over the past 10 years (1999- 2008 CAGR: 0.6%)(1) U.S. phosphate market relies on exports to remain profitable Significant volatility in sulfur and phosphate rock pricing Source: IFDC Worldwide Phosphoric Acid Capacity Listing by Plant, Sep. 2009. (1) USDA. 19

Increased phosphate (DAP) supply going forward is expected to decrease prices Global DAP production 2011: The Saudi Arabian Ma’aden U.S. DAP pricing project, coming online in 2011, is ‘000 tonnes expected to bring 1.5 million additional ($ / tonne) phosphoric acid tons by 2012 2013: The Tunisian government is 2010 – 2011: OCP plans to build inviting bids for a 1mm m.t. 4 new joint venture projects at 18,000 $950 phosphoric acid facility and $1,000 Jorf Lasfar, Morocco, each with DAP/MAP granulation facilities. potential capacity of 500,000 Expected to come on- line in 2013 tons of phosphoric acid per year, with DAP/MAP granulation facilities 16,000 $800 14,000 $600 $315 12,000 $400 $422 $305 $310 $280 $247 $257 $250 $245 10,000 $200 8,000 $0 2005 2006 2007 2008 2009E 2010E 2011E 2012E 2013E 2014E (1) Global DAP U.S. DAP pricing Source: Fertecon. (1) U.S. DAP price based on DAP FOB Tampa. 20

CF’s phosphate segment has benefitted from a temporary profit spike CF phosphate segment gross profit ($ in millions) Phosphate profit spike $200 $175 $150 Average gross profit: $125 $11.0 million $100 Average gross profit: $12.9 million $75 $50 $25 – ($ 25) Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 2005 2006 2007 2008 2009 Source: CF filings. 21

CF has a mixed track record with new ventures and strategic direction is inconsistent

Donaldsonville – Considered a swing plant

- CF publicly indicated its "Donaldsonville plant, with its Mississippi River location, also benefits from a 'make versus buy' capability, replacing or augmenting production with imported product when economics justify it" (1)
- However, unlike Terra, where Donaldsonville is one of many facilities, Donaldsonville is CF's only wholly-owned nitrogen production flagship asset

Potash – A failed venture

- CF phosphate gross margin was negatively affected by higher input costs and by potash inventory write-downs in Q4 2008, Q1 2009 and Q2 2009
  - Approximately $56 million in total write-downs
- CF's response:

"We're finished with potash. We'd never say never in any business. CF has been in the potash business before, but obviously this -- before it became a public company. And it was very successful at the time, I understand, although I didn't have personal experience with it. Obviously, the strategy we tried to implement and execute associated with this potash was ill-timed and ultimately not successful and it was a mistake we plan not to repeat."

Anthony Nocchiero, CF's CFO
September 16, 2009

Peru nitrogen complex

- CF is pursuing a highly capital intensive Peru project whose economics are unknown and whose financing is uncertain
- CF's Peru investment is fraught with execution risk and of questionable value, even if eventually developed
- Although CF management has stated they believe the project has $6-9/share of NPV, they will be making a go-no go decision by the end of 2009 despite having already incurred $25.7 million in project development costs in 2009
- Expect to incur an additional charge of $10 – $11 million in development costs related to Peru project in Q4
- Highly speculative 50% financing in a challenging project financing environment

(1) CF's May 20, 2009 investor presentation.

22

Supplying Industry Cleaning the Air Feeding the World Title SubTitle Terra Industries Inc. CF’s proposal is inadequate and opportunistic 23

CF’s proposal is inadequate and opportunistic CF’s proposal is opportunistic and the premium is illusory CF’s proposal values Terra at a significantly lower 2010E EBITDA multiple compared to current peer trading and precedent fertilizer transaction multiples Terra shareholders are not receiving adequate compensation for the value of CF’s estimated synergies CF can significantly increase its proposal while maintaining an accretive transaction 24

CF’s proposal is opportunistic Daily exchange ratio Monthly U.S. DAP pricing ($ / tonne) 0.5500x $1,500 0.5000x $1,250 0.4500x $1,000 0.4000x $750 0.3500x $500 0.3000x $250 0.2500x $0 8/11/05 3/7/06 10/2/06 4/29/07 11/24/07 6/20/08 1/15/09 (1) Exchange ratio DAP phosphate price CF chose the most favorable time in its public history to seek to acquire Terra, from an exchange ratio standpoint 25 Source: FactSet and Fertecon. (1) DAP price reported monthly and based on U.S. Gulf – bulk FOB.

CF's proposal is opportunistic (cont'd)

Strong nitrogen industry fundamentals
Agricultural business is projected to grow over the next 10 years

- Nitrogen is required each year to fertilize crops, unlike phosphate and potash whose application can be discretionary

Planted acres of corn in the United States
(acres in millions)



Planted acres (millions)
92
90
88
86
84
82
86.0
87.0
89.0
90.0
90.5
2008/09E
2009/10E
2010/11E
2014/15E
2018/19E

Source: USDA.

Well positioned to capture growth
Increased production to UAN, a high growth, flexible product

Indexed North American Urea & UAN Volume
(2003 = 100) (fertilizer consumption + exports)



160
140
120
100
80
2003
2006
2009E
2012E
2015E
UAN
Urea

- Expanding Woodward facility UAN capacity from 300,000 tons to 825,000 tons
  - ✓ Positions Terra to take advantage of continued growth in UAN
- UAN has been among the fastest-growing nitrogen products in North America
- Terra Environmental Technologies is focused on liquid urea sales into the fast-growing environmental sector

Source: Fertecon.

UAN commands a premium

Green Markets – Mid Cornbelt
($ per lb "N")



$0.80
$0.60
$0.40
$0.20
-
China raises export tariff on Urea to 135%
Strong demand from India and Pakistan tightens global supply
Abnormal trading activity and unusual exports provoked by ongoing delays in U.S. harvest / inventory restocking
Mar-00
Aug-01
Dec-02
Apr-04
Sep-05
Jan-07
May-08
Sep-09
UAN
Urea
Ammonia

Source: Green Markets.

CERA - Historical and projected gas pricing



$ 16
$ 14
$ 12
$ 10
$ 8
$ 6
$ 4
$ 2
$ 0
Jan-05
Jan-08
Jan-11
Jan-14
Jan-17
Jan-20

Source: IHS Cambridge Energy Research Associates; Platts Gas Daily historical data.

26

CF's proposal premium is illusory



Premium to 1-day Targets' pre-announcement closing price
Premium to Terra's theoretical unaffected share prices based on historical trading
61%
41%
28%
13%
7%
6%
"The high premiums in recent transactions involving cash reflect the premiums required to cash-out investors at this low point in the economic cycle."
– CF investor presentation
April 15, 2009
All cash transactions - since Lehman filing (1)
Unsolicited transactions (2)
CF proposal nominal premium(3)
Fertilizer peers multiple approach
Nitrogen peers multiple approach
Historical trading multiple approach

Source: SDC Platinum, CF investor presentation as of 4/15/09.

(1) Includes closed and pending transactions from September 15, 2008 to November 3, 2009 with U.S. targets over $1 billion. All cash transactions include deals with a 99% or greater cash consideration. Excludes distressed transactions. Premium based upon 1-day prior to initial announcement.

(2) Includes closed and pending transactions from January 1, 2004 to November 3, 2009 with U.S. targets over $1 billion. Unsolicited transactions include all situations as defined by SDC in which the target's reaction to the acquirer upon initial disclosure of offer price is categorized as unsolicited or hostile. Includes both stock and cash transactions. Premium based upon 1-day prior to initial announcement.

(3) CF's proposal based on $32.00 per share, 0.1034x exchange ratio, and CF price of $83.25 as of 10/30/09. Premium based on Terra share price of $31.77 as of 10/30/09.

27

CF’s proposal values Terra at a significantly lower 2010E EBITDA multiple compared to peers EV / 2010E EBITDA 12.0x 9.8x 9.3x 8.9x 9.0x 8.4x 8.3x 7.7x 7.7x 5.9x 6.0x 5.1x 4.7x 3.0x – PotashCorp Intrepid ICL Yara K+S Incitec Pivot Mosaic Agrium Terra at CF(2) Potash CF’s latest proposal (1) Source: Public filings, FactSet. Note: Multiples as of 10/30/09 and based on IBES consensus. (1) Based on Terra’s enterprise value of $3,540mm per page 5 of CF’s investor presentation filed 11/4/09 and Terra’s 2010 estimated EBITDA of $694mm, per Terra management. (2) Based on page 5 of CF’s investor presentation filed 11/4/09. 28

Precedent fertilizer transactions per CF’s investor presentation... “Prior to this year, there were only 3 relevant precedent transactions in the global fertilizer sector this decade. All other sector transactions were either very small or involved bankrupt companies” – CF investor presentation November 4, 2009 The mean NTM EBITDA multiple of the three relevant completed precedent fertilizer transactions, as quoted by CF, is 7.6x Source: CF investor presentation filed 11/4/09. 29

...result in a significantly higher proposal price per share for Terra As stated by CF, the proposal EV/2010E EBITDA multiple is 6.7x and the average EV/NTM EBITDA multiple for precedent fertilizer transactions is 7.6x Applying these multiples to Terra’s estimated 2010 EBITDA implies values significantly higher than CF’s current proposal Implied share price based on average precedent Implied share price based on CF proposal 2010E multiple fertilizer transactions’ NTM multiple Precedent fertilizer transactions’ NTM CF proposal 2010E EBITDA multiple 6.7x EBITDA multiple 7.6x Terra 2010E EBITDA $694 Terra 2010E EBITDA $694 Implied enterprise value $4,650 Implied enterprise value $5,274 (–) Debt ($600) (–) Debt ($600) (+) Cash 1,198 (+) Cash 1,198 (–) Customer deposits (41) (–) Customer deposits (41) Implied equity value $5,207 Implied equity value $5,831 Diluted shares outstanding 101 Diluted shares outstanding 101 Implied per share value $51.55 Implied per share value $57.74 Based on the multiples suggested in CF’s investor presentation, the implied per share value for Terra, using Terra Management’s estimated 2010 EBITDA, is significantly higher than CF’s current proposal Source: CF investor presentation filed 11/4/09. Note: Enterprise value adjustments and share count based on CF’s investor presentation filed 11/4/09. 30

Terra shareholders are not receiving adequate compensation for the value of CF’s estimated synergies “We expect the transaction to generate between $105 and $135 million in annual cost synergies by combining corporate functions and optimizing transportation and distribution systems, and through greater economies of scale in procurement and purchasing” “We also expect the combined company to benefit from a one- time cash release of up to $60MM, due to inventory reduction” – CF investor presentation November 4, 2009 CF’s estimated synergies are worth up to $10 per Terra share(1) 9 Even at the low end of CF’s estimated synergies, the value is approximately $7(2) per Terra share Terra shareholders are not receiving adequate compensation for the value of these CF estimated synergies Terra shareholders are not being adequately compensated for the up to $10 per share value of CF’s estimated synergies (1) Based on $135 million annual synergies valued at the NTM EBITDA multiple of 7.6x for the mean precedent fertilizer transactions as quoted in the CF investor presentation filed 11/4/09. (2) Based on $105 million annual synergies valued at the CF proposal 2010E EBITDA multiple of 6.7x per CF investor presentation filed 11/4/09. 31

CF can significantly increase its proposal while maintaining an accretive transaction CF has stated that the transaction is “significantly accretive to CF stockholders” Based on CF’s current proposal and Terra’s 2010E EBITDA estimate of $694 million, the transaction is estimated to be over 55% accretive(1) to CF’s EPS 9 Terra calculates that even at $58 per share price, the transaction would still be over 20% accretive(1) There is significant additional debt capacity available to CF (1) Based on midpoint $120mm run rate annual synergies. 32

CF’s proposal is inadequate and opportunistic CF’s proposal is opportunistic and the premium is illusory CF’s proposal values Terra at a significantly lower 2010E EBITDA multiple compared to current peer trading and precedent fertilizer transaction multiples Terra shareholders are not receiving adequate compensation for the value of CF’s estimated synergies CF can significantly increase its proposal while maintaining an accretive transaction 33

Supplying Industry Cleaning the Air Feeding the World Title SubTitle Terra Industries Inc. Terra’s highly qualified and independent Board is focused on delivering shareholder value 34

Terra’s highly qualified and independent Board is focused on delivering shareholder value Terra’s Board of Directors and management have focused on building Terra’s market position and delivering shareholder value Terra has an independent, shareholder- oriented Board Consistent and meaningful return of cash to shareholders Terra’s Directors up for re- election are experienced, well- qualified Board members Other Terra Directors are also a diverse group of highly qualified leaders Terra’s Board of Directors has carefully and objectively considered each of CF’s proposals 35

Terra's Board of Directors and management have focused on building Terra's market position and delivering shareholder value

- Since its spin off, Terra has pursued a focused, prudent strategy of opportunistically acquiring synergistic, high quality nitrogen assets, divesting non-core assets and expanding business lines

	Terra	CF
1964…	Company is founded	
1996 – 1999…	Minorco divests 57% stake in Terra; Terra acquires UK assets for $338 million; Terra MLP is acquired; Distribution divestiture for $335 million	
2003	Terra Environmental Technologies division is created	
2004	Terra acquires Mississippi Chemical Corporation, including the Yazoo City, Mississippi and Donaldsonville, Louisiana manufacturing sites, plus 50% interest in an ammonia manufacturing facility in the Republic of Trinidad and Tobago for $268 million	
2005	Terra sells its Blytheville terminal assets to Kinder Morgan	CF IPO
2006		
2007	Terra forms UK joint venture with Kemira; Beaumont methanol divestiture	CF selected in competitive bid process for natural gas contract in Peru; Acquires 50% ownership in KEYTRADE for approximately $25 million
2008	Woodward capacity expansion project (capex investment of ~$180 million)	
2009	Announces acquisition of 50% of Agrium's Carseland, Alberta facility and certain U.S. assets for $250 million	

CF's management does not have experience integrating material acquisitions

36

Terra has an independent, shareholder- oriented Board Board Diverse, high caliber group of Directors with significant financial, operational and strategic experience composition both in and outside of agriculture, with a history of shareholder- friendly actions Independent Chairman, separate from CEO Only one member of management appointed to the Board Appointed two current independent Directors based on shareholder input No Director is affiliated with a significant customer or distributor, as is the case with CF Terra’s Terra is led by one of the most experienced management teams in the industry with diverse management backgrounds and extensive fertilizer industry experience The executive officers average more than 15 years of experience in the fertilizer industry Michael Bennett, President and Chief Executive Officer, has been with the Company for 36 years Terra Notable experience in the public and private companies in which they have held senior positions nominees Extensive experience across industries, in- depth knowledge of energy markets including natural gas (the key Terra input), international business, finance and investments, and managing large, complex mergers and acquisitions 37

Consistent and meaningful return of cash to shareholders Since 2006, two years before its peers followed suit, Terra has consistently returned cash to its shareholders. Terra continues to demonstrate its shareholder- friendly approach with its return of approximately $750 million of cash to shareholders through a special cash dividend to be paid in December 2009 Dividends + share buybacks as a % of average market cap 28.4% Includes declared special cash dividend of ~$750 million PotashCorp special CF $500 million share repurchase Terra announced share repurchase share repurchase program of program Includes announced approximately 10% special cash of outstanding dividend of ~$580 common stock million 8.4% 7.4% 5.4% 3.9% 3.2% 2.6% 0.5% 0.6% 0.4% 0.4% 0.2% 0.5% 0.5% 0.4% 0.3% 0.1% 0.1% 0.0% 0.1% 2006 2007 2008 2009E Terra CF Mosaic PotashCorp Agrium When cash generation outstripped organic growth opportunities, Terra did not hesitate to return cash to shareholders Source: Company filings and FactSet. Note: 2009E reflects annualized estimates of dividends and share buybacks based on preceding reported quarters. Average market capitalization calculated for each respective period. 2009E reflects average market capitalization YTD as of 10/29/09. 38

Terra’s Directors up for re- election are experienced, well- qualified Board members Henry Chairman of the Board Slack Serves as Managing Member of Quarterwatch, LLC, a financial advisory services company since 2003 Previously served as CEO of Minorco, SA, an international mining company that merged to form Anglo American, from 1991 to 1999 In 1998 Minorco announced the divestiture of its 57% stake in Terra as part of a merger agreement with Anglo American Corp. Prior to Terra divestiture, participated in the purchase of the Courtright plant and the expansion of the Port Neal and Woodward plants, which Terra continues to operate today Acquired assets in U.K. in 1997 and sold distribution business in 1999 Martha Served as Chairman of the U.S. Federal Energy Regulatory Commission from 1986 to 1989 Hesse Chief Business Officer (Assistant Secretary Management and Administration), U.S. Department of Energy 1982 to 1986 Founded, owned and was President and CEO of Hesse Gas Company from 1992 to 2003 Currently serves as Chairman of the Board of Enbridge Energy Company, Inc. and Director of AMEC plc Very deep knowledge of the natural gas industry, which is the key input for Terra Dennis Appointed based on shareholder input McGlone Served as President/COO, President/CEO and Director of Copperweld Corp., a major North American producer of steel tubing and fabricated tubular products, from 2002 to 2005 Prior to Copperweld, served as VP and Corporate Officer for Armco Inc. / AK Steel, a leading U.S. producer and international marketer of steel products, from 1996 to 2001 39

Other Terra Directors are also a diverse group of highly qualified leaders Michael Board member and Chief Executive Officer Bennett Has been with the Company for 36 years and is also the President and Chairman of the Board of Terra Nitrogen GP Inc. Serves as a Director of Alliant Energy Corporation and two of its subsidiaries David Director of Falcon Oil & Gas Ltd. and current Chairman of its Audit Committee Fisher Serves as the Chairman of Real Associates Limited, a private company which invests in commercial and residential property principally located in Scandinavia Over 25 years experience in the natural resources and extractive industries Served as Finance Director of Minorco SA, an international mining company, from 1992 until 1999 Dod President of Sackett Partners Incorporated, a consulting company he established in 2000 Fraser Has a 27- year career in investment banking; was General Partner of Lazard Frères & Co., and Managing Director and Group Executive with The Chase Manhattan Bank, now JP Morgan Chase Serves as Chairman of the Audit Committees of both Smith International and Forest Oil Served as Chairman, Chief Executive Officer and Director of AMEC Inc. from 2000 to 2002 and as Peter President and Chief Executive Officer of Agra Inc. (which was sold to AMEC in 2000) Janson Serves as a Director of Teekay Corporation, a provider of international crude oil and petroleum product transportation services Served as Director of Tembec Industries Inc. and of ATS Automation Tooling Systems Inc. James Appointed based on shareholder input Kroner Served as Chief Financial Officer and Chief Investment Officer for Endurance Specialty Holdings Ltd. Served as a Director of Endurance from 2002 to 2003 Served as a Director of United America Indemnity, Ltd., a specialty property and casualty insurer, since 2007, and serves as Chairman of its Investment Committee and a member of its Audit Committee 40

Terra’s Board of Directors has carefully and objectively considered each of CF’s proposals Terra’s Board of Directors has carefully reviewed each of CF’s proposals and has consistently concluded that a combination with CF is not financially compelling and lacks strategic logic Over the course of this year, CF has made 6 separate proposals At the Board’s direction, Terra as well as its representatives and advisors have met with CF and its representatives and advisors Terra’s Board and management also know CF’s assets, strategy and management very well based on previous discussions with CF In 2004, Terra decided to pursue the acquisition of Mississippi Chemical instead In 2007, CF initiated discussions with Terra, which Terra decided not to pursue Each time the Board has concluded that the industrial and strategic logic of a combination with CF was not compelling and the value proposition was insufficient to merit further discussions CF’s proposal on November 1, 2009 represents approximately $2.00 increase in notional value over its previous proposal Terra calculates that even at $58 per share price, the transaction would still be over 20% accretive, based on the estimate midpoint $120 million annual synergies that CF asserts are available to the combined company 41

Conclusion Terra is a strong investment proposition with a robust near- term outlook and solid long- term prospects CF / Terra combination lacks compelling strategic rationale CF’s proposal is inadequate and opportunistic Terra’s highly qualified and independent Board is focused on delivering shareholder value Vote for Terra’s Directors on the WHITE Proxy Card today 42

Supplying Industry Cleaning the Air Feeding the World Title SubTitle Terra Industries Inc. Appendix 43

Derivation of estimated unaffected Terra share price

- Terra traded at a 22% and 13% discount to fertilizer peers and nitrogen peers, respectively, on an NTM EV / EBITDA multiple basis over the three year period ending January 15, 2009. Applying this discount to the current 2010E EBITDA fertilizer peer and nitrogen peer multiples, a range of implied unaffected multiples for Terra can be determined
- Terra traded at an average NTM EV / EBITDA multiple of 7.1x for the three year period ending January 15, 2009
- The unaffected Terra share price can be derived from these multiples

	2010E EBITDA (IBES) [1]			
	Discount to peers	Implied multiple	Unaffected price	Premium / (Discount) [2]
Discount to fertilizer peers [3]				
3-year average ending 1/15/2009	(22%)	6.7x	$35.85	**13%**
Discount to nitrogen peers [4]				
3-year average ending 1/15/2009	(13%)	7.1x	$37.80	**7%**
Terra's historical trading multiple				
3-year average ending 1/15/2009	NA	7.1x	$38.18	**6%**

Source: Public filings, FactSet and IBES.

(1) Based on Terra's 2010E EBITDA of $504mm, per IBES.
(2) Based on CF's proposal price of $40.61, and CF's closing stock price of $83.25 as of 10/30/2009.
(3) Fertilizer peers include Incitec Pivot, Intrepid Potash, Israel Chemicals, K+S, Mosaic, PotashCorp and Yara.
(4) Nitrogen peers include Incitec Pivot and Yara.

44

Terra – Sales volume and prices and gas costs Fiscal year ending December 31, 9 Mo Ended Projected 2006 2007 2008 9/30/2009 2010E Sales volumes (‘000s tons) Anhydrous Ammonia 1,628 1,765 1,670 1,177 1,640 UAN – 32% BASIS 3,408 4,072 3,919 2,361 3,600 Urea 244 247 249 215 350 Ammonium nitrate 769 968 990 650 950 Sales prices ($/ton)(1) Anhydrous Ammonia $313 $337 $552 $314 $377 UAN – 32% BASIS 160 226 335 214 234 Urea 269 333 467 309 324 Ammonium nitrate 203 224 309 204 231 Gas costs – North America (excluding Trinidad)(2) Cost per mmBtu $7.03 $7.08 $9.33 $4.98 $5.27 Source: Terra management. (1) After deducting outbound freight costs. (2) Includes derivative costs. 45

Terra – 2010 projected financial information

Revenue estimates

	Estimated Sales Volume ('000 tons)	Estimated Netback Price / ton	Estimated Revenues $000's
Anhydrous Ammonia[1]	1,640	$377	$618
UAN	3,600	234	842
Ammonium Nitrate[2]	950	231	219
Urea / Urea Solutions	350	324	113
Other nitrogen products	215	314	68
Freight billings and other revenues			210
Total			**$2,071**

(1) Includes approximately 350,000 tons of product from Trinidad.
(2) Includes ammonium nitrate, industrial grade ammonium nitrate (IGAN) and ammonium nitrate solutions (ANS).

Other estimates

- Terra estimates natural gas cost in 2010 based on the NYMEX 2010 strip, adjusted for Terra's annual estimate of mid-continent basis differences Terra's estimate of 2010 gas cost is $5.27 per mmBtu
- Terra estimates its joint venture operations in Trinidad and the United Kingdom will generate approximately $39 million of equity earnings in 2010
- Selling, general and administrative expenses are estimated at $68 million in 2010
- Aggregate depreciation and amortization expense are estimated at $90 million in 2010
- Terra estimates minority interest in TNH will approximate $39 million 2010

Review of sales price estimates - Fertecon's 2010 sales price estimates

	Per Ton
Anhydrous Ammonia - Tampa / US Gulf[3]	$380
Urea - US Gulf NOLA granular[3]	350
UAN - Estimated based on Urea as a proxy[4]	250
Ammonium Nitrate - Estimated based on Urea as a proxy[5]	279

(3) Fertecon.
(4) Terra estimated by utilizing Urea as a proxy for nitrogen content - Urea at $350 / 1.4375 (Urea nitrogen content 46% / UAN nitrogen content 32%) + $0.01 per Lb. "N" premium
(5) Terra estimated by Utilizing Urea as a proxy for nitrogen content - Urea at $350 / 1.3529 (Urea nitrogen content 46% / AN nitrogen content 34%) + $0.03 per Lb."N" premium.

46

Key dates January 15, 2009: CF made an unsolicited offer to acquire Terra at 0.4235 CF shares for each share of Terra January 26, 2009: Terra’s Board of Directors held a meeting to consider CF’s January 15 offer January 28, 2009: Terra’s Board of Directors unanimously rejected CF’s unsolicited offer February 3, 2009: CF delivered notice to Terra that it will nominate three nominees for election to Terra’s Board at Terra’s annual meeting of shareholders February 9, 2009: Terra’s CEO met with CF’s CEO, together with advisors February 23, 2009: CF announced the commencement of an exchange offer for all of Terra’s outstanding shares at a fixed exchange ratio of 0.4235 CF shares for each share of Terra March 5, 2009: Terra’s Board of Directors unanimously recommended that shareholders reject CF’s offer March 9, 2009: CF announced a revised proposal based on an exchange ratio of $27.50 for each Terra share, with an exchange ratio of not less than 0.4129 and not more than 0.4539 CF shares for each share of Terra; CF also announced it was prepared to issue participating preferred stock to avoid obtaining CF shareholder approval March 11, 2009: Terra’s Board of Directors held a meeting to consider CF’s March 9 proposal and rejected CF’s revised proposal March 23, 2009: CF revised its proposal for Terra based on an exchange ratio of $30.50 for each Terra share, with the same exchange ratio of not less than 0.4129 and not more than 0.4539 CF shares for each share of Terra March 24, 2009: Terra’s Board of Directors held a meeting to consider CF’s March 23 proposal and rejected CF’s revised proposal 47

Key dates (cont’d) August 5, 2009: CF revised its proposal for Terra based on an exchange ratio of 0.4650 CF shares for each share of Terra and announced it was prepared to return $1 billion of cash to shareholders of the combined company and distribute 5 million CFS to only CF shareholders prior to the merger should the stock trade above $115 per share for 5 trading days within any 20 trading day period between 6 months and 2 years after the close of the transaction August 25, 2009: Terra’s Board of Directors held a meeting to consider CF’s August 5 proposal and rejected CF’s revised proposal August 31, 2009: CF announced its exchange offer had expired; no Terra shares were purchased by CF pursuant to the offer September 24, 2009: Terra announced intention to pay $7.50 per share special cash dividend to shareholders, tender for $330 million outstanding Senior Notes and issue $600 million Senior Notes September 28, 2009: CF submitted a merger agreement to acquire Terra based on an exchange ratio of 0.4650 CF shares for each share of Terra, subject to adjustment upon Terra’s declaration of its $7.50 per share special cash dividend; CFS conversion price to increase from $115 to $125 per share; CF announced it had acquired approximately 7% of Terra’s shares in the open market for approximately $247 million September 30, 2009: Terra’s Board of Directors held a meeting to consider CF’s September 28 proposal and rejected CF’s revised proposal October 13, 2009: Terra filed definitive proxy materials with the SEC in connection with its annual meeting of shareholders to be held on November 20, 2009 October 29, 2009: Terra announced declaration of $7.50 per share special cash dividend to be paid on December 11, 2009 to shareholders of record as of November 23, 2009 November 1, 2009: CF announced a revised proposal to acquire Terra for $32.00 in cash and 0.1034 CF shares for each share of Terra (including the $7.50 special cash dividend declared by Terra) November 3, 2009: Terra’s Board of Directors held a meeting to consider CF’s November 1 proposal November 4, 2009: Terra announced that its Board of Directors had rejected CF’s November 1 proposal 48

North American gas price “revolution” can make North American producers the low cost global suppliers “The biggest energy innovation of the decade is natural gas—more specifically what is called “unconventional” natural gas. Some call it a revolution. Yet the natural gas revolution has unfolded with no great fanfare, no grand opening ceremony, no ribbon cutting. It just crept up. In 1990, unconventional gas—from shales, coal- bed methane and so- called “tight” formations—was about 10% of total U.S. production. Today it is around 40%, and growing fast, with shale gas by far the biggest part. The potential of this “shale gale” only really became clear around 2007. In Washington, D.C., the discovery has come later—only in the last few months. Yet it is already changing the national energy dialogue and overall energy outlook in the U.S.—and could change the global natural gas balance. From the time of the California energy crisis at the beginning of this decade, it appeared that the U.S. was headed for an extended period of tight supplies, even shortages, of natural gas. While gas has many favorable attributes—as a clean, relatively low- carbon fuel—abundance did not appear to be one of them. Prices had gone up, but increased drilling failed to bring forth additional supplies. The U.S., it seemed, was destined to become much more integrated into the global gas market, with increasing imports of liquefied natural gas (LNG). But a few companies were trying to solve a perennial problem: how to liberate shale gas—the plentiful natural gas supplies locked away in the impermeable shale. The experimental lab was a sprawling area called the Barnett Shale in the environs of Fort Worth, Texas. The companies were experimenting with two technologies. One was horizontal drilling. Instead of merely drilling straight down into the resource, horizontal wells go sideways after a certain depth, opening up a much larger area of the resource- bearing formation. The other technology is known as hydraulic fracturing, or “fraccing.” Here, the producer injects a mixture of water and sand at high pressure to create multiple fractures throughout the rock, liberating the trapped gas to flow into the well. The critical but little- recognized breakthrough was early in this decade—finding a way to meld together these two increasingly complex technologies to finally crack the shale rock, and thus crack the code for a major new resource. It was not a single eureka moment, but rather the result of incremental experimentation and technical skill. The success freed the gas to flow in greater volumes and at a much lower unit cost than previously thought possible. In the last few years, the revolution has spread into other shale plays, from Louisiana and Arkansas to Pennsylvania and New York State, and British Columbia as well. The supply impact has been dramatic. In the lower 48, states thought to be in decline as a natural gas source, production surged an astonishing 15% from the beginning of 2007 to mid- 2008. This increase is more than most other countries produce in total. Equally dramatic is the effect on U.S. reserves. Proven reserves have risen to 245 trillion cubic feet (Tcf) in 2008 from 177 Tcf in 2000, despite having produced nearly 165 Tcf during those years. The recent increase in estimated U.S. gas reserves by the Potential Gas Committee, representing both academic and industry experts, is in itself equivalent to more than half of the total proved reserves of Qatar, the new LNG powerhouse. With more drilling experience, U.S. estimates are likely to rise dramatically in the next few years. At current levels of demand, the U.S. has about 90 years of proven and potential supply—a number that is bound to go up as more and more shale gas is found.” – “America’s Natural Gas Revolution”, Daniel Yergin and Robert Ineson, The Wall Street Journal, November 2, 2009 Note: Permission to reproduce was nei ther sought nor obtained. 49

North American gas price “revolution” can make North American producers the low cost global suppliers (cont’d) “To have the resource base suddenly expand by this much is a game changer. But what is getting changed? It transforms the debate over generating electricity. The U.S. electric power industry faces very big questions about fuel choice and what kind of new generating capacity to build. In the face of new climate regulations, the increased availability of gas will likely lead to more natural gas consumption in electric power because of gas’s relatively lower CO2 emissions. Natural gas power plants can also be built more quickly than coal- fired plants. Some areas like Pennsylvania and New York, traditionally importers of the bulk of their energy from elsewhere, will instead become energy producers. It could also mean that more buses and truck fleets will be converted to natural gas. Energy- intensive manufacturing companies, which have been moving overseas in search of cheaper energy in order to remain globally competitive, may now stay home. But these industrial users and the utilities with their long investment horizons—both of which have been whipsawed by recurrent cycles of shortage and surplus in natural gas over several decades—are inherently skeptical and will require further confirmation of a sustained shale gale before committing. More abundant gas will have another, not so well recognized effect—facilitating renewable development. Sources like wind and solar are “intermittent.” When the wind doesn’t blow and the sun doesn’t shine, something has to pick up the slack, and that something is likely to be natural- gas fired electric generation. This need will become more acute as the mandates for renewable electric power grow. So far only one serious obstacle to development of shale resources across the U.S. has appeared—water. The most visible concern is the fear in some quarters that hydrocarbons or chemicals used in fraccing might flow into aquifers that supply drinking water. However, in most instances, the gas- bearing and water- bearing layers are widely separated by thousands of vertical feet, as well as by rock, with the gas being much deeper. Therefore, the hydraulic fracturing of gas shales is unlikely to contaminate drinking water. The risks of contamination from surface handling of wastes, common to all industrial processes, requires continued care. While fraccing uses a good deal of water, it is actually less water- intensive than many other types of energy production. Unconventional natural gas has already had a global impact. With the U.S. market now oversupplied, and storage filled to the brim, there’s been much less room for LNG. As a result more LNG is going into Europe, leading to lower spot prices and talk of modifying long- term contracts. But is unconventional natural gas going to go global? Preliminary estimates suggest that shale gas resources around the world could be equivalent to or even greater than current proven natural gas reserves. Perhaps much greater. But here in the U.S., our independent oil and gas sector, open markets and private ownership of mineral rights facilitated development. Elsewhere development will require negotiations with governments, and potentially complex regulatory processes. Existing long- term contracts, common in much of the natural gas industry outside the U.S., could be another obstacle. Extensive new networks of pipelines and infrastructure will have to be built. And many parts of the world still have ample conventional gas to develop first. Yet interest and activity are picking up smartly outside North America. A shale gas revolution in Europe and Asia would change the competitive dynamics of the globalized gas market, altering economic calculations and international politics. This new innovation will take time to establish its global credentials. The U.S. is really only beginning to grapple with the significance. It may be half a decade before the strength of the unconventional gas revolution outside North America can be properly assessed. But what has begun as the shale gale in the U.S. could end up being an increasingly powerful wind that blows through the world economy.” – “America’s Natural Gas Revolution”, Daniel Yergin and Robert Ineson, The Wall Street Journal, November 2, 2009 Note: Permission to reproduce was neither sought nor obtained. 50